UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☑  Definitive Proxy Statement
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☐  Soliciting Material Pursuant to Section 240.14a-12

THE REYNOLDS AND REYNOLDS COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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THE REYNOLDS AND REYNOLDS COMPANY
One Reynolds Way
Dayton, Ohio 45430

May 15, 2006

Dear Shareholders:

You are cordially invited to attend our Annual Meeting of Shareholders on Thursday, June 15, 2006 at 11:00 a.m., Eastern Daylight Time. The meeting will be held at The Reynolds and Reynolds Company headquarters located at One Reynolds Way, Dayton, Ohio 45430. A Shareholder reception will precede the meeting commencing at 10:00 a.m. Eastern Daylight Time. Directions to the meeting appear on the back page of this booklet.

The Notice of Meeting and Proxy Statement following this letter describe the business to be transacted at the meeting. During the meeting we will also report on our current activities and give you an opportunity to ask questions. We encourage you to participate in the meeting.

It is important that your shares are represented at the meeting whether or not you plan to attend. To ensure that you will be represented at the meeting, we urge you to complete and sign the enclosed proxy card or vote your shares over the Internet or by telephone as described in the enclosed proxy statement promptly. The vote of every shareholder is important.

We look forward to welcoming you at the meeting.

Sincerely,

Finbarr J. O’Neill
President and Chief Executive Officer

THE REYNOLDS AND REYNOLDS COMPANY
One Reynolds Way, Dayton, Ohio 45430

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, June 15, 2006
Time:	11:00 a.m. Eastern Daylight Time
Place:	The Reynolds and Reynolds Company One Reynolds Way Dayton, Ohio 45430

Purposes of the meeting:

•	To elect three (3) members of the Board of Directors;

•	To ratify the reappointment of Deloitte & Touche LLP as our independent registered public accounting firm; and

•	To transact any other business as may be properly presented at the meeting.

Record date:

We have established May 22, 2006 as the record date for the meeting. This means that only owners of our stock at the close of business on that date are entitled to receive notice and to vote at the meeting or any adjournment(s) or postponement(s) thereof.

Annual report:

A copy of our Annual Report to Shareholders (including the Annual Report on Form 10-K) for the fiscal year ended September 30, 2005 is being provided with this Notice of Meeting and Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Robert S. Guttman, Secretary
Dayton, Ohio
May 15, 2006

The Board of Directors recommends that you vote FOR all the matters. Your vote is important. Please consider the issues presented in this Proxy Statement and vote your shares as promptly as possible.

Table of Contents:

THE REYNOLDS AND REYNOLDS COMPANY
One Reynolds Way, Dayton, Ohio 45430

PROXY STATEMENT

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of The Reynolds and Reynolds Company (the “Company” or “we” or “us”) for our Annual Meeting of Shareholders to be held on June 15, 2006 and at any adjournment(s) or postponement(s) thereof. To assist us in soliciting proxies, we have retained Georgeson Shareholder Communications, Inc. We will pay Georgeson a fee estimated to be $8,500, plus out-of-pocket expenses. Our employees may also solicit proxies by mail, telephone, fax, e-mail or in person. We will pay all costs associated with the solicitation of proxies. If we request nominees and brokers to solicit their principals and customers for their proxies, we will reimburse the nominees and brokers for their reasonable out-of-pocket expenses.

This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about May 24, 2006.

Explanatory Note

From March 2005 through March 2006, the Company’s periodic reports were the subject of a comment and review process by the Staff of the Division of Corporation Finance of the Securities and Exchange Commission (“SEC”). The Staff review prompted a comprehensive review of the Company’s revenue recognition policy. As a result, the Company restated certain of its prior financial statements with respect to auction rate securities and earnings per share. While the Company has concluded that it is not required to restate prior financial statements with respect to revenue recognition, the Company identified errors in the application of its prior revenue recognition policy and changed its revenue recognition policy. See “Explanatory Note” and “Management’s Discussion and Analysis-Results of Operations- Correction of Prior Period Errors” of the Company’s Annual Report on 10-K filed on the date hereof for more information. Given the length of time since the last annual meeting and the June 15, 2006 date for this year’s annual meeting, this proxy statement contains information for fiscal year 2005 and information as of the latest practicable date for 2006.

Information Concerning the Annual Meeting

What matters will be voted on at the meeting?

At the meeting, shareholders will vote on the following matters:

•	to elect three members of the Board of Directors;

•	to ratify the reappointment of Deloitte & Touche LLP as our independent registered public accounting firm; and

•	to transact any other business as may be properly presented at the meeting.

What are the recommendations of the Board of Directors?

The Board of Directors recommends that you vote FOR each of the matters.

Who is entitled to vote?

Holders of record of our Class A Common Shares and Class B Common Shares as of the close of business on May 22, 2006, the record date for the meeting, are entitled to notice of, and to vote at the meeting or any adjournment(s) or postponement(s) thereof. As of the record date, there were 63,751,635 shares of our Class A Common, no par value (“Class A Shares”), outstanding and 13,500,000 shares of our Class B Common, no par value (“Class B Shares”), outstanding.

How may I vote my shares?

If you hold shares directly in your own name, there are four ways you may vote your shares:

•	by marking, signing and dating the enclosed proxy card and returning it to us in the envelope provided;

•	by using any touch-tone telephone and dialing 1-800-560-1965 to vote your proxy;

•	by logging onto the Internet at http://www.eproxy.com/rey/ and following the instructions posted on the Web site; or

•	by attending the meeting and voting in person.

If you hold your shares indirectly in the name of a bank, broker or other nominee, you will receive separate instructions from the nominee explaining how to vote your shares. You may vote your shares at the meeting, even if you hold your shares indirectly in the name of a bank, broker or other nominee, but only if you provide a legal proxy executed by your bank, broker or other nominee and present it at the meeting.

How do I revoke a previously granted proxy?

You may revoke a previously granted proxy by:

•	giving written notice of your revocation at or before the meeting to our corporate secretary, Robert S. Guttman at One Reynolds Way, Dayton, Ohio 45430, which will not be effective until it is received;

•	submitting a later dated and properly executed proxy to us by means of mail or the Internet at or before the meeting;

•	using any touch-tone telephone and dialing 1-800-560-1965 to vote a later recorded proxy; or

•	attending the meeting and voting in person at the meeting. Your presence at the meeting alone, without further action, will not revoke a proxy you may have previously granted.

If you hold your shares indirectly in the name of a bank, broker or other nominee, and have instructed your bank, broker or other nominee to vote your shares, the procedures for changing your vote described above will not apply, and you must instead follow the directions received from your broker or nominee to revoke a previously granted proxy.

How will my proxy be voted?

If your proxy is properly executed, returned and received by us via mail, telephone or the Internet prior to the meeting and is not revoked, it will be voted in accordance with your instructions. If you do not indicate any voting instructions on your proxy, all of your shares will be voted to elect the director nominees, and to ratify the reappointment of Deloitte & Touche LLP as our independent registered public accounting firm as described in the Notice of Meeting and this Proxy Statement and, in the discretion of the appointed proxies, upon other matters properly brought before the meeting.

How many shares can be voted?

Each share of Class A Shares or Class B Shares entitles the holder of record thereof to one vote per share. All shares vote as a single class except as otherwise required by Ohio law.

May shareholders cumulate their votes when electing directors?

Cumulative voting will not be permitted unless a shareholder acting pursuant to Section 1701.55 of the Ohio Revised Code gives written notice to us of his or her desire to exercise cumulative voting rights. Notice must be given to our Chairman or our Secretary not fewer than 48 hours before the scheduled start of the meeting. If an announcement of the giving of this notice is made at the start of the meeting by the Chairman or Secretary, or by or on behalf of the shareholder giving the notice, each shareholder will have the right to cumulate his or her votes when voting for directors. In voting cumulatively, a shareholder may give one candidate that number of votes determined by multiplying the number of his or her shares by the number of directors to be elected or may distribute that number of votes among two or more candidates as he or she sees fit. If cumulative voting is elected and no further instructions are given, the appointed proxies will, at their discretion, distribute the votes they cast among the director nominees.

What is a “quorum”?

A “quorum” of shareholders is necessary for us to hold a valid meeting. If at least a majority of issued and outstanding Class A Shares and Class B Shares considered as a single class are present at the meeting either in person or by proxy, a quorum will exist. For purposes of determining the presence of a quorum, shares will be counted if they are present in person or by proxy. Abstentions and broker non-votes will be counted as “present” to establish a quorum. Although abstentions and broker non-votes count for quorum purposes, they do not count for voting purposes and are not considered to be votes cast. Broker non-vote occurs when a broker returns a proxy but does not have authority to vote on a particular item.

How many votes are needed to elect directors?

The three nominees receiving the highest number of “FOR” votes for the class whose term expires in 2009 will be elected as directors to that class.

How many votes are needed to ratify the reappointment of Deloitte & Touche LLP as our independent registered public accounting firm?

Although not required by law or otherwise, we are seeking shareholder ratification of the reappointment of Deloitte & Touche LLP as a matter of corporate policy. The affirmative vote of the holders of a majority of the Class A Shares and Class B Shares (voting as a single class) present, in person or by proxy, at the meeting and entitled to vote is required to ratify such reappointment.

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2006 by: (i) each person or entity known to us to be the beneficial owner of more than 5% of any class of our outstanding shares of common stock, (ii) each of the Company’s directors and nominees, (iii) each of the named executive officers and (iv) all named executive officers and directors as a group.

								% of
	Class A		% of	Class B	% of	Total Voting		Total Voting
	Shares(1)		Class A	Shares(1)	Class B	Shares		Shares

Richard H. Grant, III	224,161	(2)	*	13,500,000	100.0	13,724,161	(2)	17.9
Director of The Reynolds and Reynolds
Company and Private Investor
One Reynolds Way
Dayton, OH 45430
Franklin Templeton Investments	3,702,953		5.9	—	—	3,702,953		4.8
One Franklin Parkway
San Mateo, CA 94403-190
Wellington Management Company, LLP	4,110,850		6.5	—	—	4,110,850		5.4
75 State Street
Boston, MA 02109
ValueAct Capital Partners (VA Partners, LLC)	6,902,086		10.9	—	—	6,902,086		9.0
435 Pacific Avenue 4th Floor
San Francisco, CA 94133
Directors and Named Executive Officers:
Stephanie W. Bergeron	6,905	(3)	*	—	—	6,905	(3)	*
Scot K. Eisenfelder	27,500	(4)	*	—	—	27,500	(4)	*
Dr. David E. Fry	22,187	(5)	*	—	—	22,187	(5)	*
Gregory T. Geswein	50,000	(6)	*	—	—	50,000	(6)	*
Ira D. Hall	7,008	(7)	*	—	—	7,008	(7)	*
Cleve L. Killingsworth, Jr.	20,123	(8)	*	—	—	20,123	(8)	*
Eustace W. Mita	14,516	(9)	*	—	—	14,516	(9)	*
Terri L. Mulcahey	56,364	(10)	*	—	—	56,364	(10)	*
Philip A. Odeen	44,147	(11)	*	—	—	44,147	(11)	*
Finbarr J. O’Neill	240,000	(12)	*	—	—	240,000	(12)	*
Douglas M. Ventura	196,861	(13)	*	—	—	196,861	(13)	*
Renato Zambonini	2,843		*	—	—	2,843		*
Dale L. Medford(14)	102,273		*	—	—	102,273		*
Michael J. Berry(15)	4,098		*	—	—	4,098		*
Shares beneficially owned by all of our executive officers and directors as a group (15 persons) were:	1,018,986		1.6	13,500,000	100.0	14,518,986		18.9

*	Represents beneficial ownership of less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 30, 2006 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2)	The total includes 15,103 Class A Shares as to which Mr. Grant holds options exercisable within 60 days. The total also includes 1,181 Class A Shares of Restricted Stock in which voting power of such shares were granted to a company nominee pursuant to a proxy. Mr. Grant has sole voting and investment power with regard to 11,410 Class A Shares held in his own name. Mr. Grant may be deemed to beneficially own 109,018 Class A Shares owned by a family limited partnership, of which Mr. Grant is a director and 50% shareholder of the corporation which serves as the general partner to the family limited partnership. As a director and shareholder of the corporate general partner, Mr. Grant has shared voting and dispositive power over the shares owned by the family limited partnership. With respect to the 109,018 Class A Shares owned by the family limited partnership, Mr. Grant disclaims beneficial ownership because Mr. Grant does not have a pecuniary interest with respect to these shares. Additionally, the total amount excludes 12,776 Class A Shares held by Mrs. Grant and 88,630 shares held in two trusts as to which Mr. Grant disclaims beneficial ownership. The total amount also does not include 675,000 Class A Shares into which Mr. Grant’s 13,500,000 Class B Shares are convertible at a 20-to-1 ratio.

(3)	The 6,905 shares include 2,044 Class A Shares as to which Ms. Bergeron holds options exercisable within 60 days. The total also includes 1,181 Class A Shares of Restricted Stock in which voting power of such shares were granted to a company nominee pursuant to a proxy.

(4)	The 27,500 represents Class A Shares of Restricted Stock in which voting power of such shares were granted to a company nominee pursuant to a proxy.

(5)	The 22,187 shares include 15,103 Class A Shares as to which Dr. Fry holds options exercisable within 60 days. The total also includes 1,181 Class A Shares of Restricted Stock in which voting power of such shares were granted to a company nominee pursuant to a proxy.

(6)	The 50,000 represents Class A Shares of Restricted Stock in which voting power of such shares were granted to a company nominee pursuant to a proxy.

(7)	The 7,008 shares include 2,044 Class A Shares as to which Mr. Hall holds options exercisable within 60 days. The total also includes 1,181 Class A Shares of Restricted Stock in which voting power of such shares were granted to a company nominee pursuant to a proxy.

(8)	The 20,123 shares include 13,550 Class A Shares as to which Mr. Killingsworth, Jr. holds options exercisable within 60 days. The total also includes 1,181 Class A Shares of Restricted Stock in which voting power of such shares were granted to a company nominee pursuant to a proxy.

(9)	The 14,516 shares include 4,105 Class A Shares as to which Mr. Mita holds options exercisable within 60 days. The total also includes 1,181 Class A Shares of Restricted Stock in which voting power of such shares were granted to a company nominee pursuant to a proxy.

(10)	The 56,364 shares include 24,061 Class A Shares as to which Ms. Mulcahey holds options exercisable within 60 days. The total also includes 30,080 Class A Shares of Restricted Stock in which voting power of such shares were granted to a company nominee pursuant to a proxy.

(11)	The 44,147 shares include 28,124 Class A Shares as to which Mr. Odeen holds options exercisable within 60 days. The total also includes 4,913 Class A Shares of Restricted Stock in which voting power of such shares were granted to a company nominee pursuant to a proxy.

(12)	The 240,000 shares include 100,000 Class A Shares as to which Mr. O’Neill holds options exercisable within 60 days. The total also includes 140,000 Class A Shares of Restricted Stock in which voting power of such shares were granted to a company nominee pursuant to a proxy. The total amount does not include 577,290 Class A Shares of Restricted Stock in which voting power of such shares were granted to Mr. O’Neill by certain employees pursuant to a proxy as of March 31, 2006.

(13)	The 196,861 shares include 146,378 Class A Shares as to which Mr. Ventura holds options exercisable within 60 days. The total also includes 38,000 Class A Shares of Restricted Stock in which voting power of such shares were granted to a company nominee pursuant to a proxy. The total amount does not include 584,487 Class A Shares of Restricted Stock in which voting power of such shares were granted to Mr. Ventura by certain employees pursuant to a proxy as of March 31, 2006.

(14)	Mr. Medford resigned all positions he held with the Company effective June 1, 2005. Information in the table is based solely upon the last Form 4 filed by Mr. Medford with the United States Securities and Exchange Commission on June 1, 2005.

(15)	Mr. Berry resigned all positions held with the Company effective August 20, 2005. Information in the table is based solely upon the last Form 4 filed by Mr. Berry with the United States Securities and Exchange Commission on August 22, 2005.

Proposal I — Election of Directors

The Board of Directors proposes that three directors be elected and recommends and nominates Cleve L. Killingsworth, Jr., Finbarr J. O’Neill and Renato Zambonini each for a three-year term.

Our Articles of Incorporation and Code of Regulations provide for no fewer than nine and no more than twelve directors. The directors are to be classified with respect to term of office into three classes, with each class to be as nearly as possible to one-third the total number of directors.

Your Proxy will be voted FOR electing the three nominees unless a specification is made to withhold your vote. The election of the three nominees will, in accordance with Ohio law and our Code of Regulations, be decided by plurality vote. Abstentions and broker non-votes will not be counted as votes cast although they will be counted for quorum purposes.

If any nominee ceases to be a candidate for election for any reason, your Proxy will be voted for a substitute nominee designated by the Board of Directors and for the other nominees. The Board of Directors currently has no reason to believe that any nominee will not remain a candidate for election as a director or will be unwilling to serve as a director if elected.

Below is certain biographical information about each director nominee and those directors whose terms of office will continue after the meeting.

NOMINEES FOR ELECTION THIS YEAR
(TERMS TO EXPIRE IN 2009)

		Principal Occupation and	Director
Name	Age	Five Year Employment History	Since

Cleve L. Killingsworth, Jr.	53	President and Chief Executive Officer of Blue Cross Blue Shield of Massachusetts since July 2005; prior thereto, President and Chief Operating Officer of Blue Cross Blue Shield of Massachusetts from February 2004 to July 2005; prior thereto, President and Chief Executive Officer of Health Alliance Plan (HAP), one of Michigan’s largest managed care plans, from January 1998 to February 2004, and Senior Vice President of the Henry Ford Health System (HFHS), HAP’s parent corporation, from July 2003 to February 2004. Mr. Killingsworth also currently serves as a director of Blue Cross Blue Shield of Massachusetts.	1997
Finbarr J. O’Neill	54	President and Chief Executive Officer of Reynolds since January 2005; prior thereto, President and Chief Executive Officer of Mitsubishi Motors North America from 2003 to January 2005; prior thereto, from 1998 to 2003, served as President and Chief Executive Officer of Hyundai Motor America.	2005
Renato Zambonini	59	Chairman of the Board of Cognos Incorporated, a leading developer of business intelligence software, since May 2004; prior thereto, Chief Executive Officer and Director of Cognos Incorporated from 1995 to 2004. Mr. Zambonini also currently serves as a director of BCE Emergis Inc. and Computer Associates International, Inc.	2003

DIRECTORS WHOSE TERMS EXPIRE IN 2008

		Principal Occupation and	Director
Name	Age	Five Year Employment History	Since

Stephanie W. Bergeron	52	President and Chief Executive Officer of Bluepoint Partners, LLC since December 2004; prior thereto, Senior Vice President, Corporate Financial Operations of The Goodyear Tire & Rubber Company from December 2001 to December 2003; prior thereto, Vice President and Treasurer of The Goodyear Tire and Rubber Company from December 1998 to December 2001.	2002
Dr. David E. Fry	62	President and Chief Executive Officer, Northwood University, a private graduate and undergraduate university, since 1982 (retiring August 30, 2006). Dr. Fry also currently serves as a director of Chemical Bank and Trust Company and Lear Corporation.	1987
Richard H. Grant, III	66	Private Investor since retiring from The Reynolds and Reynolds Company in 1994 after 36 years of service.	1960
Ira D. Hall	61	Retired. Formerly President and Chief Executive Officer of Utendahl Capital Management, L.P., an investment management company, from November 1, 2002 until December 1, 2004; prior thereto, Private Investor from October 2001 to November 2002; prior thereto, Treasurer of Texaco Inc. (a diversified energy company) from October 1999 through October 2001. Mr. Hall also currently serves as a director of Pepsi Bottling Group, Inc., Praxair, Inc. and Ameriprise Financial, Inc.	2002

DIRECTORS WHOSE TERMS EXPIRE IN 2007

		Principal Occupation and	Director
Name	Age	Five Year Employment History	Since

Eustace W. Mita	51	Chairman and Chief Executive Officer of Achristavest Properties, LLC since January 2004; in addition, Chairman and Chief Executive Officer of Avista Properties Worldwide LLC, a developer of unique waterfront properties in New Jersey, Maryland, Utah and Pennsylvania, from January 2003 to present; prior thereto, retail automotive industry consultant from October 2001 to January 2003; prior thereto, Executive Vice President, Sales and Reynolds Transformation Services since May 2000. Mr. Mita also currently serves as a director of United Auto Group.	2000
Philip A. Odeen	70	Chairman of the Board of The Reynolds and Reynolds Company since July 2004 and interim CEO for QinetiQ North American operations since October 2005; prior thereto, Chairman and Acting Chief Executive Officer of The Reynolds and Reynolds Company from July 2004 to January 2005; prior thereto Chairman of TRW, Inc., a technology manufacturing and information services company, from early 2002 until he retired in December 2002; prior thereto, Executive Vice President, TRW Inc. from 1998 to 2001. Mr. Odeen also currently serves as a director of Northrop Grumman Corporation, Avaya Inc., Convergys Corporation and AES Corporation.	1998

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE “FOR” PROPOSAL I TO ELECT CLEVE L. KILLINGSWORTH, JR., FINBARR J. O’NEILL AND RENATO ZAMBONINI FOR A TERM OF THREE YEARS.

Executive Officers of the Company

The executive officers of the Company are elected by the Board of Directors at its meeting immediately following the Annual Meeting of Shareholders to serve generally for a term of one year. The executive officers of the Company, as of September 30, 2005, are:

Name	Age	Position

Finbarr J. O’Neill	54	President and Chief Executive Officer and Director
Gregory T. Geswein	51	Senior Vice President and Chief Financial Officer
Douglas M. Ventura	46	Executive Vice President, Reynolds International and Corporate Services
Scot K. Eisenfelder	42	Senior Vice President, Solutions Management, Marketing and Strategic Planning
Terri L. Mulcahey	40	Senior Vice President of Sales and Services
Robert S. Guttman	53	Vice President, General Counsel and Secretary

A description of prior positions held by executive officers of the Company within the past five years is as follows:

Mr. O’Neill has been President and Chief Executive Officer of Reynolds since January 2005; prior thereto, President and Chief Executive Officer of Mitsubishi Motors North America from 2003 to January 2005; prior thereto, from 1998 to 2003, served as President and Chief Executive Officer of Hyundai Motor America.

Mr. Geswein has been Senior Vice President and Chief Financial Officer since August 2005; prior thereto, Chief Financial Officer of Diebold, Inc., a global leader in providing integrated self-service delivery systems, security and services, since 2000.

Mr. Ventura has been Executive Vice President, Reynolds International and Corporate Services since April 2005; prior thereto, Executive Vice President Operations, General Counsel and Secretary from July 2004 to April 2005; and prior thereto, from 2000 to 2004, General Counsel and Secretary along with various senior positions including Vice President Business Development and Vice President Alliances and Acquisitions.

Mr. Eisenfelder has been Senior Vice President, Solutions Management, Marketing and Strategic Planning since July 2005; prior thereto, Senior Vice President, Marketing and Strategic Planning since April 2005, prior thereto, Senior Vice President, Automotive for J.D. Power & Associates, a global marketing information firm that conducts independent and unbiased surveys of customer satisfaction, product quality and buyer behavior, from 2004 to April 2005; prior thereto, held various senior positions in the automotive unit of Accenture and Booz Allen Hamilton’s engineering manufacturing group.

Ms. Mulcahey has been Senior Vice President of Sales and Service since April 2005; prior thereto, served as Vice President of Implementation Services from August 2004 to April 2005; prior thereto, held several senior positions in sales, customer education, and quality and customer satisfaction from 1999 to 2004.

Mr. Guttman has been Vice President, General Counsel and Secretary since August 2005; prior thereto, from 2000 to August 2005, he held the position of Senior Vice President, General Counsel and Secretary of CCC Information Services Group Inc., a supplier of software, communication systems and internal and wireless enabled technology to the automotive claims and collision repair industries.

Corporate Governance and Board of Directors

During the fiscal year ended September 30, 2005, our Board of Directors met four times at regularly scheduled meetings, and four times at special meetings, and as of May 2, 2006, has met three times at regularly scheduled meetings, and two times at special meetings during this current fiscal year. All directors attended 75% or more of the total number of meetings of the Board and committees of which they were members during the last fiscal year and during this fiscal year to date. It is the Company’s policy to encourage the members of the Board of Directors to attend the Annual Meetings of Shareholders. All of the members of the Board attended the 2005 Annual Meetings of Shareholders and all current members of the Board, other than Mr. Killingsworth and Dr. Fry, plan to attend the Annual Meeting of Shareholders to be held on June 15, 2006.

A majority of the members of the Company’s Board of Directors are “independent” as that term is defined in the listing standards of the New York Stock Exchange and in accordance with the independence standard contained in our Corporate Governance Guidelines, a copy of which is attached to this Proxy Statement as Appendix A. The “independent” directors include: Stephanie W. Bergeron, Dr. David E. Fry, Richard H. Grant, III, Ira D. Hall, Cleve L. Killingsworth, Jr., Philip A. Odeen, Eustace W. Mita, and Renato Zambonini. The Board of Directors determined that such independent directors have no material relationship with the Company in accordance with the standards set forth in Appendix A attached hereto. A complete copy of our Corporate Governance Guidelines is available on our Web site at www.reyrey.com under “For Investors - Governance — Corporate Governance” or may be obtained upon written request to the Company’s Secretary at the Company’s principal office, One Reynolds Way, Dayton, Ohio, 45430.

The Corporate Governance Guidelines of the Company provide for regular executive sessions of the non-employee Directors. The independent Directors will meet in executive session at every regular Board meeting and such executive sessions will be led by the Chairman, if the Chairman is an independent member of the Board, or otherwise by the Lead Director. The Lead Director is chosen annually (or at any time there is a vacancy) by a majority of the non-employee Directors present at a duly constituted meeting after consultation with the Nominating and Governance Committee. During the last fiscal year, the non-employee Directors met eight times in executive session, and as of May 2, 2006, has met five times during this current fiscal year.

The Board of Directors has established three standing committees: Audit, Compensation, and Nominating and Governance. Each of the current members of the Audit, Compensation, and Nominating and Governance

Committees is considered to be “independent” in compliance with the independence standards set forth in our Corporate Governance Guidelines, the listing requirements of the New York Stock Exchange and, for members of the Audit Committee, the rules of the Securities Exchange Act of 1934, as amended.

Shareholders may contact the Board of Directors, the non-management directors, or a specified individual director by writing to the Secretary of the Company as follows: Robert S. Guttman, Secretary, The Reynolds and Reynolds Company, One Reynolds Way, Dayton, Ohio 45430. Mr. Guttman will relay all such communications to the Board of Directors, the non-management directors, or individual members, as appropriate.

The Company’s Code of Ethics for principal executive and senior financial officers is available at the Company’s Web site at www.reyrey.com under “For Investors — Governance — Code of Ethics” or may be obtained by written request to the Company’s Secretary at One Reynolds Way, Dayton, Ohio 45430.

A description of each committee is set forth below:

Audit Committee.  Our Audit committee currently consists of three directors: Ms. Bergeron (Chairperson) and Messrs. Hall and Zambonini. The Board has determined that Ms. Bergeron and Mr. Hall are “audit committee financial experts” as defined by Item 401(h) of Regulation S-K. See “Nominees for Election This Year; Directors Whose Terms Expire in 2008” for a brief listing of Ms. Bergeron’s relevant experience. The Audit Committee reviews the Company’s financial statements and the disclosure under Management’s Discussion and Analysis in our Annual Report on Form 10-K. The committee meets with our independent registered public accounting firm, internal auditors, Chief Executive Officer and financial management executives to review the scope and results of audits and recommendations made by those persons with respect to internal and external accounting controls and specific accounting and financial reporting issues and to assess corporate risk. The Board has adopted a written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Appendix B and may also be viewed on the Company’s Web site at www.reyrey.com under “For Investors — Governance —  Board Committees.” During the last fiscal year, the committee met six times and as of May 2, 2006, has met 29 times in this fiscal year.

Compensation Committee.  Our Compensation Committee currently consists of three directors: Messrs. Fry (Chairman), Killingsworth, Jr. and Zambonini. The Compensation Committee acts under a written charter which may be viewed on the Company’s Web site at www.reyrey.com under “For Investors — Governance — Board Committees.” The committee formulates and oversees our various senior management incentive compensation programs, gives specific recommendations on general compensation levels for senior management, establishes compensation for executive officers and supervises our stock-based compensation plans. During the last fiscal year, the committee met five times and as of May 2, 2006, has met three times in this fiscal year.

Nominating and Governance Committee.  Our Nominating and Governance Committee consists of four directors: Messrs. Killingsworth, Jr. (Chairman), Fry and Grant and Ms. Bergeron and acts under a written charter which may be viewed on the Company’s Web site at www.reyrey.com under “For Investors — Governance — Board Committees.” The committee identifies and presents to the Board of Directors qualified candidates for nomination to the Board and for service on committees of the Board, and oversees the operation, governance and compensation of the Board. During the last fiscal year, the committee met four times and as of May 2, 2006, has met two times in this fiscal year.

The Nominating and Governance Committee, pursuant to the Corporate Governance Guidelines approved by the Board of Directors, is responsible for periodically reviewing the appropriate skills, perspectives, experiences and characteristics required of Board members or candidates in the context of the perceived needs of the Board at the time. At a minimum, the Nominating and Governance Committee will consider (i) whether a Board member or candidate is subject to a disqualifying factor in determining independence as described in the Corporate Governance Guidelines (in determining independence), (ii) the number of other boards and committees on which the member/candidate serves, (iii) whether the individual has reached the retirement age specified in the Corporate Governance Guidelines, and (iv) whether the individual provides the appropriate experience and expertise in light of the other members currently serving on the Board and those whose terms are about to expire, and any other factors relating to the ability and willingness of a director/candidate to serve.

The Nominating and Governance Committee will consider shareholder nominated candidates for director in the same manner as required by the Corporate Governance Guidelines described above and pursuant to its charter. Shareholders may nominate director candidates for consideration by delivering notice to our Secretary at our principal office in accordance with the provisions of our Code of Regulations and the provisions set forth in this Proxy Statement under the heading “Other Matters — Shareholder Proposals.” All of the nominees for directors being voted upon at the Annual Meeting are directors standing for re-election.

Compensation and Indemnification of Directors

Any director who is also an employee is not separately compensated for his/her services as a director or committee member.

The Chairman of the Board receives $110,000 in cash compensation annually. Each director who is not an employee, other than the Chairman of the Board, receives $30,000 in cash compensation for his/her service each year. Each non-employee director also receives $1,500 for each meeting of the Board attended. Each non-employee director, including the Chairman of the Board, receives an annual award of that number of Class A Shares which represents the fair market value of $80,000 (determined as of the date of the Annual Board of Directors Meeting and rounded to the nearest ten shares based on the average closing price of our stock for the ten days preceding the date of grant). Additionally, on December 1 of each year, restricted stock with a fair market value of $10,000 (adjusted annually for increases in the consumer price index) is awarded to each non-employee director including the Chairman of the Board. Non-employee directors who serve on committees, other than the Audit Committee, receive an additional $1,500 in cash for each committee meeting attended. Committee Chairs, other than the Audit Chair, receive $5,000 per year. The Audit Committee Chair receives an additional $10,000 per year and Audit Committee members (other than the Chair) receive an additional $5,000 per year. In addition, the non-employee directors, including the Chairman of the Board, are reimbursed for expenses incurred to attend Board and Committee meetings.

We have an Indemnification Agreement with each director which indemnifies the director to the fullest extent permitted by Ohio law. The agreements were amended and restated in fiscal 2002 to conform to changes in applicable law. The agreements cover all fees, expenses, judgments, fines, penalties and settlement amounts paid in any matter relating to the director’s role as our director, officer, employee, agent or fiduciary or when serving as our representative with respect to another entity. A director would not be entitled to indemnification in connection with a proceeding initiated by that director prior to a “change in control” (as defined in each Indemnification Agreement) unless the proceeding was authorized or consented to by the Board.

Each Indemnification Agreement provides for the prompt advancement of all expenses incurred in connection with any proceeding subject to the director’s obligation to repay (at our request) those advances if it is determined later that the director is not entitled to indemnification.

If it is determined by the Board of Directors, its appointee or independent legal counsel, as the case may be, that a director is not entitled to indemnification under applicable law, and the director challenges such determination in court, then each Indemnification Agreement, provides that, subject to applicable law, if the court determines that the director was entitled to indemnification, the challenging director is entitled to indemnification for, and advancement of, all fees and expenses incurred in the court proceeding.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal control over financial reporting, the Company’s disclosure controls and procedures and preparing the Company’s financial statements. The Company’s independent auditor, Deloitte & Touche LLP, is responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and for issuing a report of the results.

From March 2005 through March 2006, the Company’s Annual Report on Form 10-K for the year ended September 30, 2004 and the Quarterly Reports on Form 10-Q for the quarters ended December 31, 2004, March 31, 2005 and June 30, 2005 were the subject of a review and comment process conducted by the Staff of the Division of Corporation Finance of the Securities and Exchange Commission. The Staff review prompted management to conduct a comprehensive review of the Company’s revenue recognition policy as it relates to its multiple element arrangements. During the comment and review process, the Audit Committee retained independent legal counsel and a financial and accounting expert to provide advice in connection with the Audit Committee’s oversight of the company’s financial reporting and to assist the Audit Committee in its consideration of the Company’s efforts to address issues identified as a result of the review of the ongoing systems and personnel.

On October 26, 2005, upon the recommendation of management, the Audit Committee concurred that the Company should restate prior financial statements for the classification of auction rate securities and to report basic and diluted earnings per common share for all classes of common stock. On March 16, 2006, upon conclusion of the Company’s review, the Company determined that the errors in revenue recognition would not result in a material change to the financial statements for any previously-reported period, and therefore that no restatement of financial statements was required as it related to revenue recognition. Rather, the errors were corrected in the quarter ended September 30, 2005, and the Company changed its revenue recognition policy.

During the review and pursuant to management’s evaluation of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the Company also identified a material weakness in its internal control over financial reporting. Management has concluded that, as of September 30, 2005 and the date of filing the Annual Report on Form 10-K for the year ended September 30, 2005, the Company’s disclosure controls and procedures were not effective at a reasonable assurance level. In order to remediate the internal control over financial reporting, management has implemented or is in the process of implementing various measures. Management will provide to the Audit Committee regular reports on this process.

The Audit Committee has reviewed and discussed with management the audited consolidated balance sheets for the years ended September 30, 2005 and 2004, and the related statements of consolidated income, shareholder’s equity and comprehensive income and cash flows for each of the three years in the period ended September 30, 2005. The Committee also discussed certain matters with the independent auditors, Deloitte & Touche LLP, as required by the American Institute of Certified Public Accountants Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. Furthermore, the Committee received a formal written statement from the independent auditors required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the independent auditor’s internal quality control procedures report consistent with the listing standards of the New York Stock Exchange, and discussed with the independent auditors the auditors’ independence from management and the Company.

Based upon the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2005 for filing with the Securities and Exchange Commission.

Stephanie W. Bergeron, Chairperson of the Audit Committee
Ira D. Hall
Renato Zambonini

Executive Compensation

The following tables set forth compensation information for (1) our Chief Executive Officer, (2) our four other most highly compensated executive officers other than our Chief Executive Officer who were serving as executive officers at September 30, 2005 and (3) two additional individuals who resigned their positions as executive officers of the Company prior to September 30, 2005:

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation			Awards
				Other		Number of
				Annual	Restricted	Securities	All Other
Name and				Compen-	Stock	Underlying	Compen-
Principal Position	Year	Salary(1)	Bonus(2)	sation(3)	Award(s)(4)	Options(5)	sation(6)

Philip A. Odeen(7)	2005	$112,154	$0	$0	$114,801	0	$0
Chairman of the Board	2004	$80,308	$0	$0	$0	50,000	0
	2003	—	—	—	—	—	—
Finbarr J. O’Neill	2005	$519,231	$620,000	$8,213	$925,400	300,000	$5,892
President and Chief	2004	—	—	—	—	—	—
Executive Officer	2003	—	—	—	—	—	—
Gregory T. Geswein	2005	$36,923	$160,000	$930	$356,375	150,000	$0
Senior Vice	2004	—	—	—	—	—	—
President and CFO	2003	—	—	—	—	—	—
Douglas M. Ventura	2005	$296,635	$251,424	$9,722	$178,875	0	$6,349
Executive Vice President of	2004	$244,615	$133,092	$9,722	$256,140	0	$6,190
Corporate Services	2003	$234,923	$145,457	$0	$0	65,000	$5,796
and Reynolds International
Scot K. Eisenfelder	2005	$150,000	$148,719	$6,246	$134,150	50,000	$1,500
Senior Vice President,	2004	—	—	—	—	—	—
Marketing and Strategic Planning	2003	—	—	—	—	—	—
Terri L. Mulcahey	2005	$220,962	$145,651	$2,413	$175,925	0	$3,015
Senior Vice President	2004	$150,865	$75,520	$175	$77,108	15,000	$2,882
of Sales and Service	2003	$159,247	$62,591	$0	$0	13,000	$2,600
Dale L. Medford	2005	$263,404	$223,781	$18,032	$178,875	0	$6,149
Former Executive Vice President,	2004	$344,038	$159,365	$16,260	$346,380	0	$17,989
Chief Financial Officer and Chief	2003	$346,577	$211,860	$0	$0	90,000	$17,167
Administrative Officer
Michael J. Berry	2005	$252,500	$125,000	$11,795	$143,100	0	$6,765
Former Senior Vice President,	2004	$224,038	$212,240	$9,485	$284,340	100,000	$5,481
Solutions Management	2003	—	—	—	—	—	—

(1)	Effective November 2005, the Compensation Committee approved base salary increases for the following named executive officers: Mr. Ventura — 4%; Ms. Mulcahey — 3%; Mr. Eisenfelder — 4%.

(2)	Sign-on bonuses are included as follows: Mr. O’Neill for $200,000, Mr. Eisenfelder for $80,000, and Mr. Geswein for $100,000. Retention bonuses are included as follows: Mr. Berry for $125,000, Mr. Medford for $125,000, Ms. Mulcahey for $40,000, and Mr. Ventura for $125,000.

(3)	Reflects the following perquisites: tax and will preparation, executive physicals, health club memberships, auto allowance and personal use of the Company aircraft. For years prior to 2005 the Company computed the value of personal use of the Company aircraft for purposes of this table based on the rate for imputing income to the executive for tax purposes. For 2005 the value of the personal use of the aircraft is computed based on the incremental cost of such usage to the Company.

(4)	This column shows the fair market value of the stock at the time of grant. Restricted stock awards are made to executives annually. The restricted stock awards are of two types. The first type contains restrictions that are time-based and the value of the shares awarded under these restrictions is indicated in this column. The second type of restriction is performance-based and restrictions will lapse upon achieving specific revenue growth targets as described below. The value of these performance-based awards is not included in this column but will be shown in the LTIP column the year the restrictions lapse, if earned. Dividends on all restricted shares are paid on a quarterly basis to each executive. In November 2005, the Compensation Committee revised the restrictions on shares awarded to be 100% performance based and to have them vest over a three year period if certain revenue growth and total shareholder return targets are met.

The following table sets forth the fair market value of award(s) of restricted stock (calculated by multiplying the closing market price of the Company’s unrestricted stock on the date of grant by the number of shares awarded) as follows:

		Closing		Restricted
		Market	Vesting	Stock		Value
Executive Officer	Date of Grant	Price	Schedule	Award(s) #		$

Philip A. Odeen	2/17/2005	$27.55	vest on 2/15/2007	4,167		$114,801
Finbarr J. O’Neill	1/18/2005	$26.44	3 years on 1/18/2008	35,000		$925,400
Gregory T. Geswein	8/23/2005	$28.51	3 years on 8/23/2008	12,500		$356,375
Douglas M. Ventura	12/1/2004	$23.85	3 years on 12/1/2007	7,500		$178,875
	3/1/2004	$28.20	vest on 12/1/2006	4,000		$112,800
	8/16/2004	$23.89	vested on 7/18/2005	6,000	*	$143,340
Scot K. Eisenfelder	4/11/2005	$26.83	3 years on 4/11/2008	5,000		$134,150
Terri L. Mulcahey	3/21/2005	$28.03	3 years on 3/21/2008	5,000	*	$140,150
	12/1/2004	$23.85	3 years on 12/1/2007	1,500		$35,775
	3/1/2004	$28.20	vest on 12/1/2006	1,040		$29,328
	8/16/2004	$23.89	vested on 7/18/2005	2,000	*	$47,780
Dale L. Medford	12/1/2004	$23.85	vested on 6/1/2005	7,500		$178,875
	3/1/2004	$28.20	vested on 6/1/2005	7,200		$203,040
	8/16/2004	$23.89	vested on 6/1/2005	6,000	*	$143,340
Michael J. Berry	12/1/2004	$23.85	cancelled on 8/20/05	6,000		$143,100
	3/1/2004	$28.20	cancelled on 8/20/05	5,000		$141,000
	8/16/2004	$23.89	vested on 7/18/2005	6,000	*	$143,340

*	Mr. Ventura, Ms. Mulcahey, Mr. Medford and Mr. Berry were granted time-based shares for retention purposes.

The number and market value (based on the closing market price of the Company’s common stock on September 30, 2005, $27.41), respectively, of unvested restricted stock holdings (including performance-based awards) held by Mr. O’Neill, Mr. Geswein, Mr. Ventura, Mr. Eisenfelder and Ms. Mulcahey at September 30, 2005 is: Mr. O’Neill — 70,000, $1,918,700; Mr. Geswein — 25,000, $685,250; Mr. Ventura — 23,000, $630,430; Mr. Eisenfelder — 10,000, $274,100; and Ms. Mulcahey — 15,080, $413,343. On December 1, 2005, restricted stock awarded to executive officers were: Mr. O’Neill — 70,000; Mr. Geswein — 25,000; Mr. Ventura — 15,000; Mr. Eisenfelder — 17,500; and Ms. Mulcahey — 15,000.

(5)	Annual stock option grants were discontinued in 2003. However, options were granted at time of employment for Mr. O’Neill on January 18, 2005; Mr. Eisenfelder on April 11, 2005 and Mr. Geswein on August 23, 2005.

(6)	Amounts disclosed in this column include Company matching contributions to the Defined Contribution Plan. Mr. Medford has a Deferred Compensation Agreement whereby income was deferred for four years in order to provide individual retirement benefits at age 65 of up to $100,000 per year for a fixed term of 15 years. The deferral was completed as of September 30, 1989. Benefits payable are reduced for early retirement, and upon retirement, lump sum distributions are available at the participant’s discretion. The amount included in the table, $12,105, represents the above market interest earned on the funds deferred and was calculated assuming a 15-year payment stream at age 65. Imputed interest on Split Dollar life Insurance, which was shown in previous years, is not included because the Company ceased paying split-dollar premiums in October 2001 and these policies were terminated with respect to actively employed associates in December of 2003. Prior to its termination, each participant paid the term equivalent premium on the split dollar policy and the Company paid the remainder of the premium. At termination of the policy, all recoverable premium payments were reimbursed. All split-dollar contract obligations with active associates have been discharged, and substantially all premium payments recovered. In a few cases, the accumulated cash value of the policies was not sufficient to reimburse some or all of the premium payments. In those instances, the Company waived its right to reimbursement. Most of the split dollar contracts with former employees also have been terminated. A few split dollar policies remain for former employees. The Company anticipates full recovery of premiums paid by it with respect to those few remaining contracts.

(7)	Mr. Odeen was appointed Chairman and Acting Chief Executive Officer of the Company upon the resignation of Lloyd Waterhouse on July 7, 2004. Mr. Odeen resigned as Acting CEO upon the appointment of Finbarr O’Neill on January 21, 2005 but remains as Chairman.

OPTIONS GRANTED IN LAST FISCAL YEAR

	Individual Grants(1)
		% of Total			Potential Realizable
		Options			Value at Assumed
		Granted to			Annual Rates of Stock
	Number of	Employees in	Exercise or		Price Appreciation For
	Options	Fiscal Year	Base Price	Expiration	Option Term(3)
Name	Granted(2)	(%)	($/Share)(2)	Date	5% ($)	10% ($)

Philip A. Odeen	0	—	—	—	—	—
Finbarr J. O’Neill	300,000	54.9	26.18	1/18/12	3,197,637	7,451,224
Greg Geswein	150,000	27.5	28.48	8/23/12	1,739,133	4,052,919
Douglas M. Ventura	0	—	—	—	—
Scot Eisenfelder	50,000	9.2	26.73	4/11/12	544,090	1,267,960
Terri Mulcahey	0	—	—	—	—	—
Dale L. Medford	0	—	—	—	—	—
Michael J. Berry	0	—	—	—	—	—

(1)	No Stock Appreciation Rights (SARs) were awarded in the 2005 fiscal year and to date, no SARs were awarded in this current fiscal year.

(2)	No annual grants under the Company’s stock option plan were made.

(3)	Assumed annual appreciation rates are set by the SEC and are not a forecast of future appreciation.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

				Value of
			Number of	Unexercised
			Unexercised	In-the-Money
			Options at	Options at
	Shares		FY-End	FY-End
	Acquired on	Realized	Exercisable/	Exercisable/
	Exercise	Value	Unexercisable	Unexercisable(1)
Name	(#)	($)	(#)	($)

Philip A. Odeen	0	0	26,928/34,529	146,090/129,981
Finbarr J. O’Neill	0	0	0/300,000	0/369,000
Greg Geswein	0	0	0/150,000	0/0
Douglas M. Ventura	33,459	379,484	112,212/34,166	608,665/166,080
Scot Eisenfelder	0	0	0/50,000	0/34,000
Terri Mulcahey	0	0	12,228/16,833	37,327/33,215
Dale L. Medford	0	0	307,616/0	1,692,988/0
Michael J. Berry	33,334	103,475	0/0	0/0

(1)	Based on the difference between the exercise price and closing price on September 30, 2005.

PENSION PLAN TABLE(1)

The following table sets forth estimated annual benefits payable upon retirement in specified compensation and years of service classifications:

	Years of Service(2)
Remuneration	10	15	20	25	30

$ 300,000	$45,000	$67,500	$90,000	$112,500	$135,000
400,000	60,000	90,000	120,000	150,000	180,000
500,000	75,000	112,500	150,000	187,500	225,000
600,000	90,000	135,000	180,000	225,000	270,000
700,000	105,000	157,500	210,000	262,500	315,000
800,000	120,000	180,000	240,000	300,000	360,000
900,000	135,000	202,500	270,000	337,500	405,000
1,000,000	150,000	225,000	300,000	375,000	450,000
1,100,000	165,000	247,500	330,000	412,500	495,000
1,200,000	180,000	270,000	360,000	450,000	540,000
1,300,000	195,000	292,500	390,000	487,500	585,000
1,400,000	210,000	315,000	420,000	525,000	630,000
1,500,000	225,000	337,500	450,000	562,500	675,000
1,600,000	240,000	360,000	480,000	600,000	720,000
1,700,000	255,000	382,500	510,000	637,500	765,000
1,800,000	270,000	405,000	540,000	675,000	810,000
1,900,000	285,000	427,500	570,000	712,500	855,000
2,000,000	300,000	450,000	600,000	750,000	900,000
2,100,000	315,000	472,500	630,000	787,500	945,000
2,200,000	330,000	495,000	660,000	825,000	990,000

(1)	Any full or part time associate who is a member of an eligible group (as defined by the plan) who is a participant in the qualified pension plan and the non-qualified Supplemental Retirement Plan (“Supplemental Plan”), receives, upon retirement at age 65, a benefit payable in the form of a single-life annuity equal to (i) 0.85% of final average pay, and (ii) 0.25% of that part of final average pay which exceeds covered compensation, multiplied by the lesser of 30 or the participant’s number of years of participation as of the date of determination. The Supplemental Plan provides that part of the benefit which cannot be provided by the qualified pension plan by virtue of the limits imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”). Otherwise eligible employees born on or before January 1, 1966 who were actively employed and plan participants on December 31, 2002, are entitled to benefits determined under an older formula, if that formula produces a greater benefit. The old formula provides a benefit payable as a single-life annuity beginning at age 65 equal to (i) and multiplied by (ii). For this purpose (i) is the excess (if any) of: (A) 1.5% of the participant’s final average pay, over (B) 1.67% of the participant’s projected Social Security retirement benefit, multiplied by the lesser of 30 or the years of participation he/she would have had if he/she had remained in our employment until age 65; and (ii) is (A) for participants with at least 30 years of qualifying service, one, and (B) for participants with less than 30 years of qualifying service, a fraction, not to exceed one, the numerator of which is the participant’s actual number of years of participation (including fractional years) as of the date of determination and the denominator of which is the total number of years of participation (also including fractional years) he would have had if he had remained in our employment until age 65. The preceding table is based on the old formula, which generally produces a higher benefit for those who qualify. The amounts are slightly overstated, as they are unreduced for the Social Security offset.

In addition to the benefit described in the preceding paragraph and illustrated on the Pension Plan Table, the Supplemental Plan provides a benefit for participants with at least 15 years of credited service of six and one half percent (6.5%) of Final Average Pay, as defined in the qualified pension plan, reduced by four tenths of one percent (.4%) per month for each month by which the first payment precedes the date the Participant attains age 60, and increased by four tenths of one percent (.4%) per month for each month by which the first payment follows the date the Participant attains age 60. A reduced benefit is provided for Participants who retire on or after attaining age 65 prior to completing 15 years of service, but after completing service sufficient to a Normal Retirement benefit under the qualified pension plan. The reduced benefit is equal to six and one half percent (6.5%) of his Final Average Pay, as defined in the qualified pension plan, multiplied by a fraction, the numerator of which is his months of service, determined as of the date he retires, and the denominator of which is 180.

(2)	Respective years of service for purposes of the qualified plan as of September 30, 2005, for the persons named in the Summary Compensation Table are: Mr. Odeen — 0; Mr. O’Neill — 0; Mr. Medford — 31; Mr. Ventura — 8; Mr. Berry — 2 ; Mr. Eisenfelder — 0; Ms. Mulcahey — 18 ; Mr. Geswein — 0.

In addition to the normal retirement benefits discussed above, the plans also provide benefits in the event of death or disability prior to normal retirement.

Employment and Change in Control Severance Agreements

Mr. Odeen was appointed the Acting Chief Executive Officer and Chairman on July 7, 2004, upon the resignation of Mr. Lloyd Waterhouse. Mr. Odeen resigned as Acting CEO upon the appointment of Finbarr O’Neill on January 21, 2005 but remains as Chairman. Mr. Odeen’s base salary was at a rate of $360,000 per annum through January 18, 2005. Mr. Odeen did not have an employment agreement with the Company.

Effective January 21, 2005, Mr. Finbarr J. O’Neill entered into an employment agreement to serve as Chief Executive Officer and President through January 31, 2008. Mr. O’Neill will receive a base salary of at least $750,000 per year and will be eligible for an annual bonus with a target of 70% of his base salary and a maximum of 140% of his base salary. For the period from January 17, 2005 through September 30, 2005, he was guaranteed a bonus of at least $393,750, and the Compensation Committee added a discretionary component resulting in a total bonus for the year of $420,000. Mr. O’Neill’s agreement included a signing bonus of $200,000. Also included was a grant of 300,000 non-qualified stock options which vest at 33.3% per year and have a seven year life and an award of 70,000 restricted shares of which 35,000 are time based vesting and vest on January 21, 2008 and the remaining 35,000 are performance based and will vest on January 21, 2008 based on the three year revenue growth performance of the Company against the Standard & Poor’s Mid-cap 400.

Mr. O’Neill will be eligible to participate in all qualified and nonqualified retirement plans which are available to senior officers. In addition, a supplemental executive retirement plan (SERP) will be put in place to provide additional benefits upon retirement of 4% of his average annual compensation multiplied by his years of service. If retirement commences prior to age 62, a discount factor of 4.8% per year for each year under age 62 will be applied. This retirement payment will be made in the form of a life annuity or if Mr. O’Neill is married at the time the benefit commences, in the form of a 100% joint and survivor annuity.

Mr. O’Neill is entitled to certain disability and death benefits. He is also entitled to specified payments upon termination following changed circumstances and upon a change in control (as defined in the agreement).

During employment and for a period of the greater of at least two (2) years following the termination of employment, or the cessation of payments made under the agreement (whichever is later but in no event longer than five years from the date of termination), Mr. O’Neill may not directly or indirectly compete with Reynolds.

Mr. O’Neill’s agreement also provides for certain severance benefits if he is terminated without cause or he terminates his employment for certain reasons resulting in a change in his position, duties, base compensation or work location, within 24 months following a change in control (as defined in the agreement). These severance benefits include: a lump sum severance payment equal to 2.99 times the sum of his base salary and his annual bonus, continued medical coverage for up to 24 months under the Company-sponsored medical benefits program, a prorated bonus in the year of termination, two additional years of credit under the supplemental retirement plan, up to $20,000 of outplacement services, and any fees associated with enforcing the foregoing.

The Company has entered into change in control agreements with each of its current named executive officers having a term through September 30, 2009. These agreements provide for severance benefits if the executive is terminated without cause or the executive terminates his or her employment for certain reasons resulting in a change in the executive’s position, duties, base compensation or work location, within 24 months following a change in control. The following are the severance benefits executives would generally be entitled to receive under these agreements:

•	A lump sum severance payment equal to two times the sum of the executive’s base salary and the three year average bonus actually paid prior to the change in control; (however, if a change in control had occurred prior to December 15, 2005 Mr. Ventura’s severance payment would have been 2.99 times the sum of his base salary and three year average bonus);

•	Continued medical coverage for 24 months;

•	Credit of additional two years service and two years compensation with an assumed increase or 5% per year towards benefits under the Supplemental Retirement Plan (described under “Pension Plan Table” above); and

•	Up to $20,000 of outplacement services.

If, however, the total amount of any payments payable upon a change in control would be subject to an excise tax as a “Parachute Payment” pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, then the amount of the severance benefits payable to an executive under his or her change in control agreement will be reduced by an amount necessary to avoid such excise tax, but only if the net effect of such reduction is to increase the net after tax benefit to the executive.

If all of the named executive officers had been terminated without cause on September 30, 2005 following a change in control, the total severance payments due from the Company would have been approximately $3.0 million.

On August 16, 2004, Messrs. Medford, Ventura, Berry, and Ms. Mulcahey entered into retention agreements with the Company which entitled them to lump sum cash payments and awards of restricted shares to be distributed on the six month anniversary of the effective date of employment of the Company’s new chief executive officer, and a severance benefit of one month per year of service with a one year minimum and two year maximum if their employment were to be terminated due to business conditions or due to a change in his or her base pay, bonus potential or geographic location, during the period from August 16, 2004 to the one year anniversary of the hiring of the new chief executive officer.

Mr. O’Neill was hired on January 21, 2005, resulting in the distribution of the cash component and of the restrictions lapsing on the stock awards on July 22, 2005. Cash distributions to Messrs. Medford, Ventura, and Berry, and Ms. Mulcahey were $125,000, $125,000, $125,000 and $40,000, respectively, restricted stock awards were 6,000, 6,000, 6,000, and 2,000, respectively, and at the time of distribution the value of the restricted stock was $143,340, $143,340, $143,340, and $47,780, respectively.

Comparative Stock Price Performance Graph

The following graph compares the cumulative total shareholder return on a $100 investment in the Company’s Class A Shares for the last five fiscal years with the cumulative total return on $100 invested in each of (i) the S&P MidCap 400 Index and (ii) a composite of two indices. The composite index is comprised of two indices — the S&P SuperCap Data Processing Index and a self-constructed business forms index. Each year we adjust the composite index to reflect the percentage of our revenues from products and services represented by each index. We selected the following business forms Company’s for our self-constructed index: Ennis Inc. and Standard Register Company. In past years, the Company’s peer group also included Moore Wallace Inc. The Company’s peer group for fiscal year 2005 does not include Moore Wallace Inc. because it was purchased by R.R. Donnelley and is no longer separately traded. This change in peer group was not material.

On July 30, 2000, the Company sold the majority of its business forms operations, the Information Solutions Group, to the Carlyle Group. Accordingly, after July 30, 2000, the percentage of revenues earned from products represented by the business forms index has decreased while the percentage of revenues from product and services represented by the S&P SuperCap Data Processing Index has increased. During fiscal year 2005, revenues from business forms products and services were approximately 17% of total revenues.

The graph assumes all investments were made at market value on September 30, 2000, and the reinvestment of all dividends. Please note that the stock price performance shown on the graph is not necessarily indicative of future price performance.

Stock Performance Graph
Fiscal Years 2000 through 2005

	9-30-00	9-30-01	9-30-02	9-30-03	9-30-04	9-30-05
Reynolds and Reynolds	100	120	117	146	133	150
S&P Midcap 400	100	81	77	98	115	141
Composite Peer Group	100	92	82	90	97	104

The foregoing performance graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this graph by reference therein.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

Committee.

The Compensation Committee (the “Committee”) is comprised solely of independent directors as defined under the applicable provisions of the Securities Exchange Act of 1934 and the listing standards of the New York Stock Exchange. Currently, Dr. Fry (Chairman), Messrs. Killingsworth, Jr. and Zambonini serve as members.

Compensation Policy and Objectives.

The Committee’s primary goal is to ensure that the total compensation provided to senior executives, including the Chief Executive Officer and other executive officers, is linked to our business strategies and objectives, thereby aligning the financial interests of management with those of our shareholders. Beyond that, our priorities are to ensure that the executive compensation programs enable us to attract, retain and motivate the high caliber executives required for the success of our business. These objectives are achieved through a variety of compensation programs which support both the current and long-term performance of the business. In February 2004, shareholders approved a new, long term incentive plan, the 2004 Executive Stock Incentive Plan (the “Stock Incentive Plan”), which includes awards of performance-vested and time-vested restricted stock. In the fiscal year ended September 30, 2005, the Committee continued to align executive performance and compensation via all elements of the Company’s compensation programs.

During fiscal 2005, the Committee directly engaged an outside executive compensation consultant to assure that our compensation decisions are based on the most recent relevant market information. The Committee continued a pre-approval policy requiring the Committee to review and approve the compensation consultant’s total fees for all consulting within the Company. The Committee also reviewed all elements of executive officer compensation via a tally sheet. Included in such tally sheet was a comparison of the Company’s prevalence and average dollar volume of perquisites versus those offered by the general industry. The perquisites offered to our executives were deemed to be competitive but not excessive. Additionally, any retirement/separation amounts paid or due to any executive officer who left the Company during the fiscal year, including Mr. O’Neill, were reviewed by the Committee. Calculations of payments due upon leaving the Company on September 30, 2005 were reviewed and the amounts were deemed reasonable. The Committee also reviewed the Compensation Committee Charter in 2005 and revised it to include additional procedural items to assure the Committee oversight of compensation is comprehensive and documented.

Base Salary.

Base salaries for executive officers are determined by evaluating the responsibilities of the position and comparing them with other similar executive positions in the marketplace. Periodically, our compensation consultant surveys senior executive salaries from a representative sampling of companies. Our pay levels are then targeted at the 50th percentile of the marketplace. Individual salaries may vary somewhat below or above the target, based upon the individual’s performance and contribution to our success, tenure on the job and internal equity.

Annual Incentives.

General.  At our shareholders meeting held February 17, 2005, our shareholders approved an Incentive Plan (“Incentive Plan”) effective with the fiscal year beginning October 1, 2004 for annual and intermediate incentives. The purpose of the Incentive Plan is to tie a portion of the executive’s annual compensation to pre-established performance goals and to ensure that the executive’s performance-based compensation which exceeds $1 million, qualifies for deductibility under the applicable provisions of the Internal Revenue Code of 1986, as amended. The 2005 Annual Incentive Plan has two components: the Annual Component and the Annual Personal Performance Component. All of our officers, including our Chief Executive Officer, may earn annual bonuses under the Incentive Plan as described below.

The Annual Component.  This component is based on performance against financial targets established by the Committee. For fiscal year 2005, corporate earnings before interest and taxes — return on capital (“EBIT-ROC”)

and revenue growth were the primary measures of corporate performance. The Committee approves adjustments to the bonus formula as may be necessary from time to time to insure against unmerited windfalls or penalties because of accounting changes or other non-operating factors. The Committee believes that linking executive pay principally to EBIT-ROC and revenue growth directly ties the executive’s interests and rewards to those of our shareholders. In fiscal year 2005, these targets were weighted 50% EBIT-ROC and 50% revenue growth. No bonus was eligible to be paid until a threshold EBIT-ROC of 22% or positive revenue growth was achieved. Maximum payout required achievement of both a 36% corporate EBIT-ROC and 5% revenue growth. The annual bonus payout can range from 0% of annual salary to 140% of annual salary for the Chief Executive Officer and between 0% of annual salary and 90% of annual salary for other officers. For fiscal year 2005 bonus calculations, corporate EBIT-ROC was 27.89% and revenue growth was .45%. These calculations, which were approved by the compensation committee, excluded the $91 million impact of discontinuing Suite in the fourth quarter of 2005, and the impact of correcting prior period errors which was not determined until March 2006. Bonus payments under the Annual Component for eligible named executive officers (excluding Odeen who was not eligible) averaged 40% of current annual salary as of September 30, 2005. For fiscal year 2006, the Compensation Committee will use diluted earnings per Class A common share as the primary measure of corporate performance.

Annual Personal Performance Bonus.  The personal performance bonus component is designed to reward all senior executive officers for the achievement of financial and non-financial goals that are agreed upon by the senior executive and their supervisor. In the case of the Chief Executive Officer, the Committee, in consultation with the Chief Executive Officer, will agree upon his annual goals in the beginning of the fiscal year. Examples of financial goals have been EBIT-ROC, revenue growth, return on net assets and operating income. Examples of non-financial goals have been market share growth, total quality measures, customer satisfaction and the strengthening of key organizational processes. With the exception of the Chief Executive Officer, whose personal performance bonuses are determined by the Committee during its year-end review, all other executive officers have their personal performance bonus determined by the respective individual to whom they report during individual year-end evaluations. Depending on an individual’s performance against goals, this bonus for fiscal 2005 could range from 0% to 20%. For fiscal 2005, this personal performance bonus for the named executive officers ranged from 15% to 20% of current annual salary at September 30, 2005.

Long-term Incentives

General.  At the shareholders meeting on February 12, 2004, our shareholders approved the Stock Incentive Plan. The purpose of this plan is to align executive compensation with growth in shareholder value. The Stock Incentive Plan provides for awards of time and performance-vested restricted stock or units, stock options, dividend equivalent rights, and stock appreciation rights. The Company has chosen to adopt the provisions of statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation and began recognizing stock option expense in the statements of consolidated income and the committee believes that time and performance-based restricted stock awards are now a cost effective equity incentive. Annual awards under the Stock Incentive Plan will be on December 1 of each calendar year, including December 1, 2005. We regularly engage an outside consultant to determine the competitiveness of the annual grants or awards.

Stock Options.  The Company historically granted stock options annually to all its officers (approximately 35 individuals). The exercise price had been the fair market value of the stock on the date of the grant. Options granted prior to October 1, 2002 have a ten-year life and on each of the first four anniversaries of the grant, twenty-five percent of the options become exercisable. Grants on and after October 1, 2002 had a seven-year life and on each of the first three anniversaries of such grants, thirty-three percent of the options become exercisable. Pursuant to the Stock Incentive Plan, the Company uses stock options primarily as a targeted retention and recruitment tool rather than a routine broad-based compensation tool.

Restricted Stock.  The annual stock awards on December 1, 2004 were in the form of restricted stock. For each of the executive officers, restrictions on one half of the stock awards will lapse on December 1, 2007 and restrictions on the other half will lapse upon achieving specified performance for the period through December 1, 2007. In order for any of the performance-based restricted shares to vest, Reynolds revenue growth over a three year period must exceed the 25th percentile of the Standards & Poor’s Mid-cap 400. Restrictions will lapse on a linear basis so that upon achieving revenue growth matching the 50th percentile of the S&P Mid-cap 400, all restrictions will lapse. If revenue growth exceeds the 50th percentile, additional restricted shares will be awarded and restrictions will lapse on a linear basis so that upon achieving revenue growth equal or greater than the 75th percentile, two times the original number of performance based shares will be earned.

Stock Ownership Guidelines.  Our Committee maintains suggested stock ownership guidelines for executive officers. These guidelines specify an appropriate level of ownership of our stock as a multiple of the officer’s annual base salary. In 2004, the Committee revised the stock ownership guidelines and established a multiple of 5 times annual salary for the Chief Executive Officer, a 3 times multiple for the Chief Financial Officer and a 2 times multiple for other executive officers. The Committee determined that the executives have 5 years from the date they are named executive officers to meet the ownership requirements at 20% per year. These guidelines went into effect on December 1, 2004. If the requirements are not met, the subsequent award will be discounted by 15% from the standard award which would have been availed had the ownership requirements been met. As of October 31, 2005, the date we annually survey our executive officers regarding their stock holdings, stock ownership among the executive officers stood at approximately 157,786 shares representing a market value of approximately $4.1 million. The Committee believes that these guidelines will have the positive effect of further aligning the interests of the executive officers with those of all other shareholders.

Chief Executive Officer Compensation.

Mr. O’Neill has served as the Company’s Chief Executive Officer and President since January 17, 2005. Mr. O’Neill’s compensation in fiscal year 2005 of $1,153,336 included a market-priced base salary of $519,231 (for a partial year), an annual bonus (including a first year guarantee) of $420,000, a sign-on bonus of $200,000, and miscellaneous other items, all described in the Summary Compensation table. No stock options vested and no restricted shares were released to Mr. O’Neill during 2005.

Tax Deductibility of Executive Compensation.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to its Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. To the extent possible, the Committee intends to structure compensation of our executive officers in a manner to permit the compensation paid to these individuals to be allowed as a deduction for federal income tax purposes, although the Committee may choose to provide compensation that is not deductible in order to retain or to secure the services of key executives when it determines that it is in the best interest for us to do so.

Summary.

We believe that a high caliber, motivated management team is critical to sustained business success. As in prior years, in fiscal year 2005 a significant portion (approximately 66%) of the total compensation potential for the named executive officers was “at risk” and payable based on individual and corporate performance-based variables that will motivate and focus management on those issues that drive our success. We intend to continue our performance-based pay policy, which links executive rewards to shareholder returns.

THE COMPENSATION COMMITTEE

Dr. David E. Fry, Chairman
Cleve L. Killingsworth, Jr.
Renato Zambonini

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended 2005, and to date in this current fiscal year, Dr. David E. Fry (Chairman), Cleve L. Killingsworth, Jr. and Renato Zambonini served as members of the Compensation Committee. Each is an independent, non-employee director. There were no interlocks during last fiscal year or to date in this fiscal year with other companies within the meaning of the SEC’s rules.

Equity Compensation Plan Information (In thousands except per share data)

The following table sets forth certain information as of September 30, 2005, regarding compensation plans under which the Company’s equity securities have been authorized for issuance.

	Number of Securities		Number of Securities
	to be Issued	Weighted-Average	Remaining Available for
	Upon Exercise of	Exercise Price of	Future Issuance Under Equity
	Outstanding Options,	Outstanding Options,	Compensation Plans
	Warrants and Rights	Warrants and Rights	(Excluding Securities
Plan Category	(a)	(b)	Reflected in Column (a)).

Equity compensation plans approved by shareholders	4,164	$23.29	2,994 (1)
Equity compensation plans not approved by shareholders	2,571	$21.03
Total	6,735	$22.43	2,994

(1)	The total number of Class A Shares authorized for issuance under the Company’s 2004 Executive Stock Incentive Plan and the 2004 REYShare Plus Plan (which were approved by the Company’s shareholders) is 3,300 and 1,100 Class A Shares, respectively.

Following are the features of the equity compensation plans not approved by shareholders.

2001 Shares Plan

On August 7, 2001, the Company’s Board of Directors approved the 2001 Shares Plan. The plan was not approved by our shareholders. The purpose of the plan is to provide employees with an additional incentive to contribute to the Company’s success and to assist it in attracting and retaining the best personnel. The plan provides for the granting of non-qualified stock options to full-time employees and part-time, benefits-eligible employees who are not eligible to participate in any other stock option plans. The directors and key employees of the Company participate in the Stock Option Plan — 1995, which was approved by our shareholders, and, therefore, they do not participate in this plan.

Pursuant to the 2001 Shares Plan, each year the Board of Directors determines the number of shares which may be issued upon the exercise of options to be granted on October 1 (or such other date determined by the Board) for the fiscal year under consideration. The 2001 Shares Committee, which consists of persons appointed by the Board who are not eligible to participate in the plan, has the authority to select the employees to receive stock options under the plan, determine the number of shares to be subject to the options granted, and determine the terms and conditions of the options granted including, without limitation, the option price. Each option is evidenced by an option certificate which sets forth the terms and conditions of the particular option as determined by the Committee. Unless the Committee determines otherwise, the exercise price per share subject to the option is the fair market value of our common stock on the date of grant, and the option is exercisable on and after the third anniversary of the date of grant provided that the employee has been continuously employed by us since the date of grant. Certain exceptions may be made by the Committee in the event the employee dies, retires or is terminated for reasons other than for cause. No option may have a term of more than ten years. The Committee has determined that for options granted on or after October 1, 2002, such options will be exercisable on and after the second anniversary (rather than the third anniversary) of the date of grant and that the term of such options will be seven years (rather than ten years). The plan expires on September 30, 2006 but may be earlier terminated or modified by the Committee or the Board of Directors, but no termination or modification of the plan or any option granted may adversely affect any stock option previously granted under the plan without the consent of the plan participant.

Effective with the approval of the 2004 REYShare Plus Plan at the 2004 Annual Meeting of Shareholders, no further grants will be made under the 2001 Shares Plan.

1996 Shares Plan

On August 6, 1996, the Board of Directors adopted the 1996 Shares Plan. This plan was not approved by the Company’s shareholders. The terms of the plan are substantially similar to the terms of the 2001 Shares Plan described above. The plan expired on September 30, 2001 and was succeeded by the 2001 Shares Plan. Accordingly, no new stock options may be granted under the plan. The options granted under the plan had a term of ten years. Therefore, options issued under the plan remain outstanding.

Certain Relationships and Related Transactions

During the fiscal year ended 2005, we paid approximately a total of $191,107.94 (US) and $85,135.02 (CAN) to Avaya, Inc. for the purchase of certain equipment and software, installation and other services and support for the Company’s facilities, and for continuation of other communication-related services. Mr. Odeen, one of our current directors, also serves as a director of Avaya and served as interim CEO of the Company from July 2004 to January 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Ownership of, and transactions in, our stock by our executive officers and directors, and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities are required to be reported to the SEC pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended. Executive officers, directors and greater than 10% shareholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on the review of the copies of such reports furnished to the Company and written representations that no other reports were required, we believe that all filings required under Section 16(a) were timely filed during fiscal year 2005.

Proposal II — Ratify Reappointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2006. This selection was made after a lengthy qualification and proposal process among several qualified candidates. Although not required by law or otherwise, our selection is being submitted to our shareholders as a matter of corporate policy for their approval. Deloitte & Touche LLP has audited our financial statements for several years.

We anticipate that a representative of Deloitte & Touche LLP will be present at the meeting and, if present, this representative will be given the opportunity to make a statement if he or she desires to do so. We also anticipate that this representative will be available to respond to appropriate questions from shareholders. If this proposal is not approved, our Audit Committee will investigate the reasons for rejection and reconsider the reappointment.

Fees Paid To Independent Public Accountants

The following table presents fees billed for professional services by Deloitte & Touche LLP for the fiscal years ended September 30, 2004 and September 30, 2005.*

	2004**	2005

Audit Fees	$476,810	$1,652,720
Audit-Related Fees	$172,345	$355,709
Tax Fees	$488,363	$105,325
Tax Fees — Other	$986,750	$22,315
All Other Fees	$—	$—

Total	$2,124,268	$2,136,069

*	Audit-Related Fees are expected to increase for fiscal year ended September 30, 2006 as a result of the additional services provided by Deloitte & Touche LLP in connection with the comment and review process conducted by the Staff of the Division of Corporation Finance of the Securities and Exchange Commission from March 2005 through March 2006 with regard to the Company’s periodic reports.

**	The addition of the “Tax Fees — Other” category was not included in our 2004 proxy statement. At the request of Institutional Shareholders Services (ISS), the Company broke off a portion of its “Tax Fees” into the “Tax Fees — Other” category. A more detailed description of this additional category is set forth below.

Audit Fees

This category includes services rendered for the audit of the Company’s annual financial statements, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years, and for the Sarbanes Oxley Section 404 attestation beginning in fiscal 2005. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Audit-Related Fees

This category consists of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. The services rendered are in connection with the audits of the Company’s benefit plans, performance of a Service Auditors Report (SAS70), and consultation in connection with the Company’s response to SEC letters. None of the fees for fiscal years 2004 or 2005 were approved after the provision of services.

Tax Fees

This category consists of payments for tax preparation and compliance services. None of the fees for fiscal years 2004 or 2005 were approved after the provision of services.

Tax Fees — Other

On May 4, 2004, the Audit Committee directed the Company and Deloitte & Touche LLP to convert two previously existing contingent fee arrangements to a fixed fee basis. This category includes payments made under those new fixed fee and hourly rate structures for strategic tax reviews and research and development tax credit studies ($917,002 in 2004 and $22,315 in 2005), as well as for tax advice relating to merger and acquisition activities ($69,748 in 2004). None of the fees for fiscal years 2004 or 2005 were approved after the provision of services.

All Other Fees

No services were provided to the Company other than those services described above during fiscal years 2004 and 2005.

The Audit Committee has considered whether the provision of services by Deloitte & Touche LLP not related to the audit of the financial statements for the fiscal years ended September 30, 2004 and September 30, 2005 and to the reviews of the interim financial statements included in the Company’s Forms 10-Q for the quarters ended December 31, 2003, March 31, 2004, June 30, 2004, December 31, 2004, March 31, 2005 and June 30, 2005 is compatible with maintaining Deloitte & Touche LLP’s independence, and has determined that the provision of such non-audit services does not adversely impact their independence.

Audit Committee Pre-approval Process for Audit and Permissible Non-audit Services

The Audit Committee is responsible for appointing, setting compensation of and overseeing the work performed by the independent external auditor. The Audit Committee has adopted policies and procedures regarding the pre-approval of all audit and permissible non-audit services provided by the independent external auditor. Pre-approval is obtained either in advance of the engagement of the independent external auditor or pursuant to a pre-approval policy adopted by the Audit Committee. Projects are approved at the quarterly meetings of the Audit Committee. If a project requiring pre-approval surfaces between meetings, the Audit Committee has delegated authority to the Committee Chairperson to provide the required pre-approval; provided that such pre-approval is subsequently presented to the entire Audit Committee at its next meeting. The Audit Committee receives a quarterly schedule of all projects and related billings currently underway with the independent external auditor. The Audit Committee also monitors the Securities and Exchange Commission’s requirements and modifies their pre-approval process, policies and procedures as needed.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE “FOR” THIS PROPOSAL II TO RATIFY THE REAPPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Other Matters

Shareholder Proposals.  Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders scheduled to be held on February 27, 2007 must be received by us no later than September 8, 2006, and must satisfy the rules and regulations of the Securities and Exchange Commission, in order to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting. Any shareholder proposal received by the Company after November 22, 2006 shall be considered untimely, and the persons named as proxies for the Company’s 2007 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for such meeting.

Shareholder nominations of persons to be elected to the Board of Directors at the 2007 Annual Meeting must be delivered to or mailed and received at our principal executive offices no earlier than November 29, 2006, and no later than December 29, 2006. Shareholder nominations must set forth the information required under the Company’s Amended and Restated Consolidated Code of Regulations and any other information that is required pursuant to the Securities and Exchange Act of 1934, as amended. Such shareholder proposals and nominations should be sent to: Reynolds and Reynolds, Attention: Secretary, One Reynolds Way, Dayton, Ohio 45430.

Electronic Receipt of Proxy Materials.  If you would like to conserve natural resources, as well as significantly reduce our printing and mailing costs next proxy season, you may consent to receive your proxy materials electronically by going to the following consent site: http://econsent.com/rey/. If you hold your shares indirectly in the name of a bank, broker or other nominee, at the end of your voting session you may sign up for electronic delivery of next year’s proxy materials at www.investordelivery.com.

Other Matters to Be Discussed at the Meeting.  We do not intend to present at the meeting any matters other than those described in this Proxy Statement. We do not know of anything that will be presented by other parties. However, if any other matters are properly presented at the meeting, the appointed proxies will vote on those matters according to their discretion and best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Robert S. Guttman, Secretary
Dayton, Ohio
May 15, 2006

APPENDIX A

Definition of Independence in accordance with the standards (excerpt from the Company’s Corporate Governance Guidelines) set forth below:

For a Director to be “independent”, the Board of Directors of The Reynolds and Reynolds Company must find that the Director qualifies as an “independent director” within the meaning of the proposed listing standards of the New York Stock Exchange, as the same may be finally adopted, amended or modified, and all applicable laws, rule or regulations taking into account the following factors, in addition to those other factors the Board may deem relevant. Among other things, to be considered independent, the Board must determine that a director does not have any direct or indirect material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

In addition, an independent director:

•	Has not been an employee of the Company, its subsidiaries or any affiliates for at least three years, is not currently receiving compensation in connection with his/her prior employment with the Company, its subsidiaries or any affiliates (other than tax-qualified retirement plans).

•	Is not a member of the immediate family of any person who is currently, or within the past three years has been, an executive officer or non-independent director of the Company or any subsidiary or affiliate.

•	Is not receiving, or whose immediate family member is not receiving, and during the Company’s last three fiscal and tax years has not received, direct compensation of more than $100,000 per year from the Company, its subsidiaries or affiliates other than director fees and pension or other forms of deferred compensation for prior service.

•	Is not, and whose immediate family member is not, and during the prior fiscal and tax year has not been (1) an executive officer, director, employee or shareholder in excess of 5% of a significant supplier or customer of the Company or any of its subsidiaries or affiliates, or of any other business in which the Company or any of its subsidiaries or affiliates has or had a significant relationship, (2) a member of any law firm retained by the Company, or (3) a partner or executive officer of any investment banking firm that has performed services for the Company.

•	Is not, or whose immediate family member is not, an executive of a tax-exempt organization that receives substantial support from the Company.

•	Is not an employee, or is not an immediate family member of an employee, of any Company where any of the Company’s current executives serve on that Company’s compensation committee.

•	Has not been affiliated with or an employee of the Company’s present or former independent registered public accounting firm or its affiliates for at least three years after the end of such affiliation or employment or auditing relationship.

•	Is not part of an interlocking directorate in which the Chief Executive Officer or other executive officer of the Company serves on the board of directors of another corporation that currently employs the Director.

•	Is not an executive officer or an employee, or an immediate family member of an executive officer, of a Company that makes payments to, or receives payments from, the listed Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other Company’s consolidated gross revenues.

A-1

APPENDIX B

THE REYNOLDS AND REYNOLDS COMPANY
AUDIT COMMITTEE CHARTER

PURPOSE

The Audit Committee is established by the Board of Directors for the primary purpose of assisting the Board in overseeing:

•	the quality and integrity of the company’s financial statements;

•	the company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence;

•	the performance of the company’s internal audit function and independent auditor; and

•	the company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established.

Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the company’s policies, procedures and practices at all levels. The Audit Committee should also provide an open avenue of communication among the independent auditor, financial and senior management, the internal auditing department, and the Board of Directors.

The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as deemed appropriate to perform its duties and responsibilities. The company shall provide appropriate funding, as determined by the Audit Committee, for compensation to the independent auditor and to any advisers that the Audit Committee chooses to engage.

The Audit Committee’s responsibility is one of oversight. It is the responsibility of the company’s management to prepare consolidated financial statements in accordance with applicable laws and regulations and of the company’s independent auditor to audit those financial statements.

The Audit Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in the “Responsibilities and Duties” section of this charter. The Audit Committee will review and reassess the adequacy of this charter on an annual basis, update it as needed and submit it for approval by the Board of Directors.

The Audit Committee will report regularly to the Board of Directors regarding the execution of its duties and responsibilities. Annually, a performance assessment relative to the Audit Committee’s purpose, responsibilities and duties will be performed. This assessment will be achieved through the annual performance process performed by the Nominating and Governance Committee.

Composition and Meetings

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors (as defined by all applicable rules and regulations), and free from any relationship (including disallowed compensatory arrangements) that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. Additionally, any member who holds 20% or more of the company’s voting stock cannot chair or be a voting member of the Audit Committee. Members serving on the Audit Committee are limited to serving on two other audit committees of public companies, unless the Board of Directors evaluates and determines that these other commitments would not impair the ability of such member to effectively serve on the Audit Committee. Any such determination shall be disclosed in periodic filings as required by the SEC. Such determination will be made by the Board in its business judgment.

All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall be an “audit committee financial expert” in compliance with the criteria established by the SEC. The existence of such member(s) shall be disclosed in periodic filings as required by the SEC. Such qualifications will be determined by the Board in its business judgment.

The members of the Audit Committee shall be appointed annually by the Board upon the recommendation of the Nominating and Governance Committee. The Chair of the Audit Committee shall be appointed by the Board upon the recommendation of the Nominating and Governance Committee. The members of the Audit Committee may be removed or replaced, and any vacancies on the Audit Committee shall be filled by the Board upon the recommendation of the Nominating and Governance Committee.

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. Each regularly scheduled meeting shall conclude with an executive session of the Audit Committee absent members of management. As part of its job to foster open communication, the Audit Committee should meet periodically with management, the director of the internal auditing department and the independent auditor in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

Responsibilities and Duties

To fulfill its responsibilities and duties the Audit Committee shall:

Assess Risks and the Control Environment

1. Review the regular internal reports (or summaries thereof) to management prepared by the internal auditing department and assess the quality and adequacy of management’s responses.

2. Review the independent auditor’s Management Letter recommendations and assess the quality and adequacy of management’s responses.

3. Review material legal or regulatory matters, and inquire as to any known non-compliance with the Code of Conduct.

4. Discuss policies with respect to risk assessment and risk management. Such discussions should include the company’s major financial and accounting risk exposures and the steps management has undertaken to control them.

5. In consultation with the independent auditor and the internal audit department, assess the quality, adequacy and effectiveness of the company’s internal controls and any significant deficiencies or material weaknesses in internal controls.

6. Review with management, and any outside professionals as the Committee considers appropriate, the effectiveness of the company’s disclosure controls and procedures.

7. Establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing matters or potential violations of law.

8. Establish and maintain procedures for the confidential, anonymous submission by company employees regarding questionable accounting or auditing matters or potential violations of law.

9. Maintain minutes or other records of meetings and activities of the Audit Committee.

Oversee the Financial Reporting Process

1. Review and discuss with management and the independent auditor the company’s annual financial statements, quarterly financial statements, internal control reports (or summaries thereof) and the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before the filing of the company’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q.

2. Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K.

3. Review with management earnings press releases, including review of any “pro-forma” or “adjusted” non-GAAP information, before they are issued.

4. Discuss with management financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be on general terms (i.e., discussion of the types of information to be disclosed and the type of presentation to be made).

5. Prepare the report that the SEC requires be included in the company’s annual proxy statement.

6. Review with management major issues regarding accounting principles and financial statement presentations, including any significant changes in the company’s selection or application of accounting principles, and major issues as to the adequacy of the company’s internal controls and any special audit steps adopted in light of material control deficiencies.

7. Review with management analyses prepared for setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

8. Review with management the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the company.

Oversee and Evaluate the Audit Process

1. Appoint (subject to shareholder ratification), compensate and oversee the work performed by the independent auditor for the purpose of preparing or issuing an audit report or related work. Review the performance of the independent auditor and remove the independent auditor if circumstances warrant. The independent auditor shall report directly to the Audit Committee and the Audit Committee shall oversee the resolution of disagreements between management and the independent auditor in the event that they arise. Consider whether the auditor’s performance of permissible nonaudit services is compatible with the auditor’s independence.

2. Review with management, the internal audit department and the independent auditor the scope, planning and staffing of the proposed audit for the current year. Review the internal audit function’s organization, responsibilities, plans, results, budget and staffing. In addition, management shall consult with the Committee on the appointment, replacement, reassignment or dismissal of the internal audit director.

3. Review with the independent auditor any problems or difficulties and management’s response. Review the independent auditor’s attestation and report on management’s internal control report and hold timely discussions with the independent auditor regarding the following:

a. all critical accounting policies and practices used by the company in preparing its financial statements;

b. all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

c. other material written communications between the independent auditor and management including, but not limited to, the management letter and schedule of unadjusted differences; and

d. an analysis of the auditor’s judgment as to the quality of the company’s accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements.

4. Obtain and review with the lead audit partner, annually or more frequently as the Audit Committee considers appropriate, a report by the independent auditor describing:

a. the firm’s internal quality control procedures;

b. any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry, review or investigation by governmental, professional or other regulatory authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

c. an assessment of the auditor’s independence and all relationships between the independent auditor and the company.

5. Review and preapprove both audit and nonaudit services to be provided by the independent auditor (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). This duty may be delegated to one or more designated members of the Audit Committee with any such preapproval reported to the Audit Committee at its next regularly scheduled meeting. Approval of nonaudit services shall be disclosed to investors in periodic reports required by Section 13(a) of the Securities Exchange Act of 1934.

6. Set clear hiring policies, compliant with governing laws or regulations, for employees or former employees of the independent auditor.

7. Annually, review and recommend changes (if any) to the internal audit charter.

8. Periodically review with the internal audit director any significant difficulties, disagreements with management, or scope restrictions encountered in the course of the department’s work.

The foregoing list of duties is not exhaustive, and the Audit Committee may, in addition, perform such other functions as may be necessary or appropriate for the performance of its oversight function. The Audit Committee shall have the power to delegate its authority and duties to subcommittees or individual members of the Audit Committee as it deems appropriate. In discharging its oversight role, the Audit Committee shall have full access to all Company books, records, facilities and personnel.

Adopted: May 02, 2005

The Reynolds and Reynolds Company
Annual Meeting of Shareholders

The Reynolds and Reynolds Company
Building 2
One Reynolds Way
Dayton, Ohio 45430

June 15, 2006

Shareholder Reception
Commencing 10:00 a.m. Eastern Daylight Time

Annual Meeting
11:00 a.m. Eastern Daylight Time

Directions
From the East or West on Interstate 70 and North on I-75
Take I-70 East to 675
Take Exit 10 off of 675 (Indian Ripple Road/Dorothy Lane)
Turn right onto Dorothy Lane at the end of the exit ramp
Turn right (3rd light) onto County Line Road
Turn left into Reynolds and Reynolds, One Reynolds Way (second entrance)
Proceed on One Reynolds Way between the buildings into the Visitor Parking area.

From the South on I-75
Take I-75 to 675
Take Exit 10 off of 675 (Indian Ripple Road/Dorothy Lane)
Turn left onto Dorothy Lane at the end of the exit ramp
Turn right (3rd light) onto County Line Road
Turn left into Reynolds and Reynolds, One Reynolds Way (second entrance)
Proceed on One Reynolds Way between the buildings into the Visitor Parking area.

THE REYNOLDS AND REYNOLDS COMPANY
ANNUAL MEETING OF SHAREHOLDERS
Thursday, June 15, 2006
11:00 a.m. Eastern Daylight Time
THE REYNOLDS AND REYNOLDS COMPANY
One Reynolds Way
Dayton, OH 45430
If you consented to access your proxy information electronically, you may view it by going to The Reynolds and Reynolds Company’s website. You can get there by typing in the following address: http://www.reyrey.com
If you would like to access the proxy materials electronically next year go to the following Consent site address: http://www.econsent.com/rey/. If you hold your shares indirectly in the name of a bank, broker or other nominee, at the end of your voting session you may sign up for electronic delivery of next year’s proxy materials at www.investordelivery.com.

The Reynolds and Reynolds Company One Reynolds Way Dayton, OH 45430	proxy

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 15, 2006.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” the election of the Director nominees and “FOR” the ratification of the reappointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.
By signing the proxy, you revoke all prior proxies and appoint Gregory T. Geswein and Robert S. Guttman, and each of them acting in the absence of the other, as proxies with full power of substitution, to vote your shares on the matters shown on the reverse side and in such proxies’ discretion, to vote upon such other matters which may properly come before the Annual Meeting of Shareholders and all adjournments or postponements thereof.
See reverse for voting instructions.

COMPANY #
There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on June 14, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the recorded message provides you.
VOTE BY INTERNET — http://www.eproxy.com/rey/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on June 14, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Reynolds and Reynolds Company, c/o Shareowner Servicessm , P.O. Box 64873, St. Paul, MN 55164-0873.
To vote, mark blocks in blue or black ink.
If you vote by Phone or Internet, please do not mail your Proxy Card
ò Please detach here ò
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW.

1. Election of directors:	01 Cleve L. Killingsworth, Jr.	☐	Vote FOR	☐	Vote WITHHELD
	02 Finbarr J. O’Neill		all nominees		from all nominees
	03 Renato Zambonini		(except as indicated
in the box below)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING MATTER.

2.	Ratification of reappointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm	☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) — Please keep signatures within the box. Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. If a partnership, please sign in partnership name by authorized person.